Exhibit 6.6

CHANGE HISTORY
Printed Name	Change	Date	Version
David Rogers	Initial Draft	9/13/2017	P001020.01

REVIEWS/APPROVALS
Printed Name	Role	Signature	Date	Version
Chris Knox	Originator	DocuSigned by:	10/2/2017	P001020.01
/s/ Chris Knox
2D0F685983444D2...

Shane Fraser	Reviewer	DocuSigned by:	9/29/2017	P001020.01
/s/ Shane Fraser
70ABEFF57975478...

David Rogers	Approver	DocuSigned by:	9/28/2017	P001020.01
/s/ David Rogers
FEF64C973D2E4C4...

HSE Policy Statement	Document # P001020

HSE POLICY STATEMENT

ZIYEN is a performance driven company whose major values include the safety and health of our employees, prevention of incidents and protection of the environment. We have rigorous performance management and it is the one of the company's main priorities to be an industry leader in accident prevention and to take a hands-on, progressive approach in the protection of our environment. ZIYEN is committed to conducting its business in a manner that protects the health and safety of its employees, and any other persons affected by our activities and to the protection of the environment with respect to our activities. In achieving these objectives, we will be guided by the following basic principles:

▪	All accidents, occupational illnesses and environmental incidents are preventable

▪	Compliance with applicable laws and governing regulations is a requirement

▪	Working safely and protecting the environment are conditions of employment

▪	Prevention of injuries, occupational illnesses and environmental incidents is good business.

In accordance with this policy, ZIYEN will:

▪	Comply with applicable laws and regulations governing occupational health, safety and the environment.

▪	Provide a healthful, safe and environmentally secure workplace for employees and other persons affected by our activities

▪	Maintain an ongoing process of workplace hazard identification, take actions to eliminate or decrease the hazards and provide procedures, practices and personal protective equipment as required to provide a safe work atmosphere

▪	Advise employees of their responsibilities to meet safety and environmental standards, make health and safety performance a key factor in individual performance appraisals, evaluate and reward accordingly

▪	Provide employee training in healthful, safe work practices and environmental protection

▪	Motivate employees to take personal responsibility for their safety and the safety of their co-workers. No employee is required to work at a job which they have reason to believe is not safe, healthful or environmentally sound.

HSE Policy Statement	Document # P001020

HSE POLICY STATEMENT (continued)

▪	Manage safety like any other key aspect of our business by establishing goals and objectives for continuous improvement, measure and report performance.

▪	Devote sufficient resources to ensure exceptional health, safety and environmental performance.

▪	Require employees to comply with all health, safety and environmental policies and procedures

▪	Require employees to comply with all applicable laws, governmental regulations relevant to their work.

▪	Require employees to report any health, safety and environmental hazards, accidents and near miss incidents to their supervisors, or management, immediately.

▪	Through these actions and with the full cooperation of all employees working as a team, we will reach our objectives of being an industry leader in accident prevention and in protecting our environment.

HSE Policy Statement	Document # P001020